EXHIBIT 10.2

________________________________________

KWADIJAVA OPTION AGREEMENT

Made as of June 29, 2007

Between

DOUGLAS LAKE MINERALS INC.

and

CANACO RESOURCES INC.

________________________________________

TABLE OF CONTENTS

RECITALS		1
SECTION 1 - REPRESENTATIONS AND WARRANTIES		2
1.1	Representations and Warranties	2
SECTION 2 - OPTION TO ACQUIRE INTEREST		3
2.1	Grant of Option	3
2.2	Grant of Reacquired PL	3
2.3	Consideration	3
2.4	Expenditures	4
2.5	Non-Exercise	5
2.6	Termination	5
2.7	Exercise of Option to Earn 70% Interest	6
2.8	Title	6
2.9	Creation of Joint Venture	6
2.10	Operator	6
SECTION 3 - CANACO'S RIGHT TO PLACE THE CANACO SHARES		6
3.1	Preemptive Right	6
SECTION 4 - TECHNICAL COMMITTEE		7
4.1	Establishment	7
4.2	Purposes	7
4.3	Meetings	8
SECTION 5 - INDEMNITIES.		8
5.1	Indemnities of Canaco	8
5.2	Douglas Lake's Indemnities	9
SECTION 6 - EFFECTIVE DATE		9
6.1	Conditions Precedent	9
SECTION 7 - OPERATIONS DURING THE OPTION PERIOD		10
7.1	Operator's Rights	10
7.2	Duties of the Operator	10
7.3	Insurance	11
7.4	Access to Mining Operations	12
7.5	Encumbrances	12
SECTION 8 - SALE OF INTEREST		12
8.1	Preemptive Right	12
8.2	Exceptions to Pre-emptive Right.	13
8.3	Prohibition Against Encumbrance	13
8.4	Novation	13
SECTION 9 - CONFIDENTIALITY		14
9.1	Confidentiality	14

(i)

9.2	Free Utilization	15
SECTION 10 - FORCE MAJEURE		15
10.1	Force Majeure	15
SECTION 11 - NOTICE		15
11.1	Manner	15
11.2	Addresses	15
SECTION 12 - INTERPRETATION		16
12.1	Definitions	16
12.2	Other Definitions	19
12.3	Table of Contents	19
12.4	Recitals	19
12.5	Gender and Number	19
12.6	Entire Agreement	19
12.7	Currency	20
12.8	Law	20
12.9	Enurement	20
12.10	Further Assurances	20
Schedule A - Property
Schedule B - Form of Joint Venture Agreement
Schedule C - Form of Addendum to (Magembe) Option Agreement

(ii)

KWADIJAVA OPTION AGREEMENT

This Agreement is made as of the 29th day of June, 2007, between

DOUGLAS LAKE MINERALS INC., a corporation organized under the laws of the State of Nevada, United States of America, and having an office address at Suite 500 - 602 West Hastings Street, Vancouver, British Columbia V6B 1P2

(herein called "Douglas Lake")

OF THE FIRST PART

and

CANACO RESOURCES INC., a corporation organized under the laws of Canada, and having an office address at Suite 500 - 602 West Hastings Street, Vancouver, British Columbia V6B 1P2

(herein called "Canaco")

OF THE SECOND PART

RECITALS

A.         Douglas Lake is the registered and beneficial owner of a 100% undivided interest of Prospecting License No. PLR 2987/2005 ("Initial PL") over an area located in Kilindi District, Tanzania, colloquially referred to as the Kwadijava property, and legally described in Schedule A annexed hereto.

B.         The Initial PL expired on January 17, 2007. Haperk Traders Limited ("Haperk") will apply for one or more prospecting licenses ("Reacquired PLs") over the same area previously covered by Prospecting License No. PLR 2987/2005. Pursuant to an agreement to transfer mineral rights dated June 20, 2007, between Haperk and Douglas Lake, Haperk has agreed to transfer the Reacquired PLs to Douglas Lake when the Reacquired PLs are granted by the Tanzanian Ministry for Energy and Minerals.

C.         The Initial PL and Reacquired PLs and the area described in Schedule A are hereinafter collectively described as the "Property".

D.         Canaco has agreed to acquire, and Douglas Lake has agreed to grant an option to Canaco to acquire, up to a 70% of Douglas Lake's interest in the Property on the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants expressed herein the Parties agree as follows:

Section 1 - REPRESENTATIONS AND WARRANTIES

1.1       Representations and Warranties

(1)        Douglas Lake represents and warrants to Canaco that on the date hereof and on the Effective Date:

(a)        Douglas Lake is the sole recorded and beneficial owner of a 100% undivided interest in the Initial PL;

(b)        the Property is accurately described in Schedule A annexed hereto;

(c)        all taxes, assessments, rentals, levies or other payments relating to the Property and required to be made to any governmental instrumentality have been made, save and except for the payments related to the acquisition of the Reacquired PLs;

(d)        subject to any Prospector's Mining Licenses, the Property (including all ores, concentrates, minerals, metals or products in, on or under the Property or which may be removed or extricated therefrom) is free and clear of any and all Encumbrances, agreements, obligations, adverse claims (including, without limitation, any order or judgment relating to the Property or any legal proceedings in process, pending or threatened which might result in any such order or judgment), royalties, profit interests or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded;

(e)        Douglas Lake has not received from any governmental instrumentality any notice of, or communication relating to, any actual or alleged Environmental Claims, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon;

(f)        there are no actions, suits or proceedings (whether or not purportedly on behalf of Douglas Lake) (including Environmental Claims) pending or threatened against or materially adversely affecting, or which could materially adversely affect, the Property or before or by any federal, provincial, municipal or other governmental authority, department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any Encumbrance or any other right of another against the Property; and

(g)        all required consents of any third parties to the sale and transfer by Douglas Lake to Canaco of the Property have been obtained and written copies thereof have been provided to Canaco.

(2)        Each Party represents and warrants to the other that at the date of execution of this Agreement:

(a)        all requisite corporate acts and proceedings have been done and taken by it with respect to entering into this Agreement and it has the right to enter into this Agreement and to perform the obligations hereunder; and

(b)        the execution and delivery of this Agreement and the performance from time to time of the rights and obligations arising hereunder do not and will not conflict with the terms of the constating instruments of it or with any agreement or other instrument or regulatory provision by which it is bound.

(3)        The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by Canaco and the termination of this Agreement, and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

Section 2 - Option to Acquire Interest

2.1        Grant of Option

Douglas Lake hereby grants to Canaco the exclusive and irrevocable right and option of acquiring up to a 70% undivided interest in and to the Property (the "Option") free and clear of all Encumbrances and all royalties, profit interests or other payments in the nature of a rent or royalty or other interests of whatsoever nature or kind, subject to the provisions of this Agreement.

2.2        Grant of Reacquired PL

            Douglas Lake covenants, agrees and undertakes with Canaco that Douglas Lake will use its best efforts to do all things and take all steps to complete the transactions contemplated by this Agreement, including to take or cause to be taken all necessary corporate and other actions, steps and proceedings to assist Haperk's application for the Reacquired PLs with the Tanzanian Minister for Energy and Minerals, and to cause Haperk to transfer the Reacquired PLs to Douglas Lake when the Reacquired PLs are granted by the Tanzanian Minister for Energy and Minerals.

2.3        Consideration

(1)        In consideration of the granting of the Option, following receipt by Canaco of all required regulatory and other approvals and consents by Canaco to the entering into of this Agreement the following payments shall be made:

(a)        upon execution of this Agreement, Canaco will pay to Douglas Lake the sum of $50,000.00 less the amount owing by Douglas Lake to Canaco in the amount of $17,952.60. Douglas Lake hereby acknowledges receipt of the sum of $32,047.40, being full payment of the said $50,000.00, the receipt and sufficiency of which is hereby acknowledged by Douglas Lake;

(b)        on the Effective Date, Canaco will issue and deliver to Douglas Lake 100,000 common shares in its capital, subject to applicable hold periods, or the equivalent in cash;

(c)        on the first anniversary of the Effective Date,

(i)        Canaco will issue and deliver to Douglas Lake 200,000 common shares in its capital, subject to applicable hold periods; and

(ii)       Canaco will pay to Douglas Lake the sum of $75,000 by certified cheque or bank draft; and

(d)        on the second anniversary of the Effective Date,

(i)        Canaco will issue and deliver to Douglas Lake 500,000 common shares in its capital, subject to applicable hold periods; and

(ii)       Canaco will pay to Douglas Lake the sum of $125,000 by certified cheque or bank draft.

(2)        Douglas Lake agrees that the amount of the Price (as defined in the Strategic Alliance Agreement) paid by Canaco to Douglas Lake under the Strategic Alliance Agreement may be allocated, at the sole and absolute discretion of the Purchaser and in any amount up to the Price, to the cash consideration payments required under Sections 2.3(1)(c)(ii) and/or 2.3(1)(d)(ii) hereof. Notwithstanding the foregoing, any amount of the Price allocated to the cash consideration under another Option Agreement (as defined in the Strategic Alliance Agreement) may not be allocated to the cash consideration under Sections 2.3(1)(c)(ii) and/or 2.3(1)(d)(ii); and any amount of the Price allocated to the cash consideration under Section 2.3(1)(c)(ii) may not be allocated to the cash consideration under Section 2.3(1)(d)(ii).

2.4        Expenditures

(1)        In order to maintain in force the rights granted to it hereunder and to maintain in force the Option, Canaco must incur an additional aggregate of $2,000,000 of Expenditures on or before the third anniversary of the Effective Date, as follows:

(a)        on or before the first anniversary of the Effective Date, $250,000;

(b)        on or before the second anniversary of the Effective Date, $500,000;

(c)        on or before the third anniversary of the Effective Date, $1,250,000; and

(d)        on or before the third anniversary of the Effective Date, Canaco shall have spent the sum of $2,000,000 in Aggregate Expenditure as that term is defined in the Strategic Alliance Agreement.

(2)        Douglas Lake agrees that Strategic Alliance Expenditures made pursuant to the Strategic Alliance Agreement may be allocated, at the sole and absolute discretion of Canaco and in any amount up to the Aggregate Expenditure (as defined in the Strategic Alliance Agreement), to Expenditure under Section 2.4(1) hereof. Notwithstanding the foregoing, any Strategic Alliance Expenditure allocated by Canaco under another Option Agreement (as defined in the Strategic Alliance Agreement) may not be allocated to Expenditure under Section 2.4(1) hereof.

2.5        Non-Exercise

The right of Canaco to exercise the Option or the portion thereof which has not been previously exercised, as applicable, shall become null and void and the Option held by Canaco shall terminate if:

(a)        Canaco notifies Douglas Lake at any time of its intention not to exercise the Option or the portion thereof which has not been previously exercised, as applicable; or

(b)        Canaco fails to incur all of the Expenditures described in Section 2.5 as scheduled and in the manner described above and shall have failed to either incur Expenditures in the amount of the deficiency or pay the amount of such deficiency to Douglas Lake within thirty (30) days after receipt of written notice from Douglas Lake of such failure.

2.6        Termination

On the termination of the Option Period in accordance with Section 2.5:

(a)        the Property shall be free of all Encumbrances created by or through Canaco;

(b)        all plant, machinery, equipment and supplies owned by Canaco and brought and placed upon the Property shall remain the exclusive property of the owner thereof and, if the Option Period terminates without Canaco exercising any part of the Option, shall be removed by the owner thereof, at any time or times within a period of six (6) months next following the termination of the Option Period; provided that the owner thereof has not removed all such plant, machinery, equipment or supplies within the said six (6) month period, then such plant, machinery, equipment and supplies not so removed thereafter shall become the property of Douglas Lake or, at Douglas Lake's option, may within a further six (6) months be removed by Douglas Lake at the expense of the owner thereof. All plant, machinery, equipment and supplies, until it becomes Douglas Lake's property or is removed from the Property, shall be the sole responsibility of the owner thereof and Douglas Lake shall have no liability with regard thereto;

(c)        if the Option Period terminates without the Option being exercised, Canaco shall forthwith deliver to Douglas Lake all data and factual information generated by Canaco through their exploration activities on the Property; and

(d)        Canaco shall be solely liable for all costs and expenses accrued by it to third parties as a result of its activities on the Property during the Option Period up to the date of termination of the Option Period.

The provisions of Sections 5, 9, 11 and 12 and Section 2.8 (if applicable) shall survive the termination of the Option Period.

2.7        Exercise of Option to Earn 70% Interest

            If Canaco incurs the Expenditures during the Option Period in the manner described in Section 2.5, then Canaco shall earn a 70% interest in the Property which interest shall automatically and immediately vest in Canaco without any further act by any Party.

2.8        Title

            Upon Canaco earning a 70% interest in the Property in accordance with this Section 2, Douglas Lake shall forthwith transfer the registered title to the Property to Canaco, to be held by Canaco in its own name in trust for the Parties as their interests may from time to time appear, except where a transfer of title is required herein. Any Party shall be entitled to record its interest in the Property and in this Agreement on the title to the Property. Each party shall pay its own costs (including taxes payable) associated with the transfer of title to the Property from Douglas Lake to Canaco.

2.9        Creation of Joint Venture

            In the event that Canaco has earned a 70% interest in the Property pursuant to Section 2.7, the Parties shall forthwith complete, execute and deliver the Joint Venture Agreement.

2.10      Operator

            While Canaco is earning an interest in the Property through incurring Expenditures hereunder, the operator of all operations on the Property to be undertaken pursuant to this Agreement (the "Operator") shall be Canaco from the Effective Date.

Section 3 - canaco's right to place the canaco shares

3.1        Preemptive Right

            If at any time Douglas Lake desires to sell, assign, or transfer all or any shares it holds in the capital of Canaco (the "Canaco Shares"), then Canaco shall have a preemptive right to place the Canaco Shares with purchasers it has located as follows:

(a)        Douglas Lake shall promptly notify Canaco of its intentions. The Notice shall state the price in cash (the "Canaco Shares Purchase Price") and all other pertinent terms and conditions of the intended transfer. Douglas Lake need not have any offer in hand, but if it does, then the Notice shall be accompanied by a copy of the offer or contract for sale. Canaco shall have fifteen (15) Business Days after the date such Notice is delivered to notify Douglas Lake whether it elects to place the offered Canaco Shares with purchasers that it has located at the same Canaco Shares Purchase Price and on the same terms and conditions as set forth in the Notice. If such an election is made, then the transfer shall be consummated promptly after Notice of such election is delivered to Douglas Lake;

(b)        if Canaco elects not to acquire the offered Canaco Shares or fails to so elect within the fifteen (15) Business Day period provided above, Douglas Lake shall have forty-five (45) days following the earlier of (i) the date of expiration of the above mentioned fifteen (15) Business Day period or (ii) the last date when Canaco elected not to place the Canaco Shares, to consummate the transfer to a third party at a price at least equal to the Purchase Price and on terms no less favourable to Douglas Lake than those offered by the Douglas Lake to Canaco in the Notice required herein; and

(c)        if Douglas Lake fails to consummate the transfer to a third party within the said forty-five (45) day period, then the right of Canaco in such offered Canaco Shares shall be deemed to be revived. Any subsequent proposal to transfer such Canaco Shares shall be conducted in accordance with all the procedures set forth in this Section 3.

Section 4 - Technical Committee

4.1        Establishment

            A Technical Committee composed of one (1) representative of each Party, shall be established on the Effective Date. Each Party shall, within fifteen (15) days after the Effective Date, notify the other Party in writing of the name of its representative (the "Representative") and alternative Representative ("Alternate") who may from time to time act in the absence of the Representative. Each Party shall also be free to bring to all meetings at its own cost such technical and other advisors as it may deem appropriate; provided that such advisors are bound by the provisions of Section 9. Each Party shall have the right at any time and from time to time to change its Representative or Alternate by written notice given to the other Party. Each Party shall incur all costs (which shall not be deemed to be Expenditures) for its Representative's and Alternate's activities hereunder.

4.2        Purposes

            The Technical Committee shall be constituted during the Option Period for the following purposes:

(a)        to review the on-going activities of Canaco on the Property and to review reports submitted by Canaco on the progress of its activities;

(b)        to discuss in good faith any changes, alterations or recommendations to the activities undertaken by Canaco on the Property; and

(c)        to review proposed exploration operations on the Property to be undertaken by Canaco.

4.3        Meetings

(1)        Meetings of the Technical Committee shall be held no less than twice annually in Vancouver. In lieu of holding meetings of the Technical Committee, the Technical Committee may convene telephone conferences with the unanimous consent of both Parties.

(2)        The Technical Committee shall establish at its first meeting such procedures and rules governing the meetings and convening of the meetings of the Technical Committee as the Parties may unanimously agree.

Section 5 - Indemnities.

5.1        Indemnities of Canaco

            Canaco shall indemnify Douglas Lake from all liability, however arising, in respect of all debts, liabilities, costs and obligations of every kind and nature, including damage to property and personal injury, arising out of or related to the conduct by it of activities on the Property, which were incurred or arose during the Option Period. For further clarity, the Parties intend that, pursuant to the preceding sentence, Canaco shall be liable for its liabilities, known or unknown, contingent or otherwise, which were incurred or arose during the Option Period, relating to or arising out of:

(a)        the conduct of activities by it or on its behalf in, on or under the Property; and

(b)        the environmental protection, clean-up, remediation, and reclamation of the Property resulting from or relating to its activities referred to in Section 5.1(a) including, but not limited to, the obligations and liabilities arising out of or related to:

(i)        the disturbance or contamination of land, water (above or below surface) or the environment by exploration, mining, processing or waste disposal activities;

(ii)       any failure to comply with all past, current or future governmental or regulatory authorizations, licenses, permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities; and

(iii)      any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, provincial, or local law or regulation in connection with or emanating from the Property.

5.2        Douglas Lake's Indemnities

            Douglas Lake shall indemnify Canaco from all liability, however arising, in respect of all debts, liabilities, costs and obligations of every kind and nature, including damage to property and personal injury, arising out of or related to the Property or the conduct by Douglas Lake of activities on the Property, arising before the Effective Date. For further clarity, the Parties intend that Douglas Lake shall be liable for its liabilities, known or unknown, contingent or otherwise, arising before the Effective Date, relating to or arising out of:

(a)        the conduct of activities in, on or under the Property; and

(b)        the environmental protection, clean-up, remediation, and reclamation of the Property including, but not limited to, the obligations and liabilities arising out of or related to:

(i)        the disturbance or contamination of land, water (above or below surface) or the environment by exploration, mining, processing or waste disposal activities;

(ii)       any failure to comply with all past, current or future governmental or regulatory authorizations, licenses, permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities; and

(iii)      any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, provincial, or local law or regulation in connection with or emanating from the Property.

Section 6 - Effective Date

6.1        Conditions Precedent

(1)        This Agreement is conditional upon:

(a)        Douglas Lake acquiring title to the Reacquired PLs; and

(b)        the obtaining of any applicable regulatory approvals, consents and orders,

in each case in form and substance satisfactory to the affected Party, as the case may be.

(2)        The "Effective Date" means the date that all of the conditions set out in paragraphs 6.1(1)(a) and 6.1(1)(b) have been met.

(3)        Douglas Lake will promptly notify Canaco upon Douglas Lake having completed its acquisition of title to the Reacquired PLs. Canaco will promptly notify Douglas lake upon Canaco's receipt of approval of this Agreement from the TSX Venture Exchange.

(4)        In the event that on or before March 31, 2008, Canaco has not receive the confirmation from Douglas Lake pursuant to paragraph 6.1(3) that Douglas Lake has acquired title to the Reacquired PLs, Douglas Lake shall waive Canaco's obligation to pay Douglas Lake $100,000 pursuant to the Option Agreement relating to the Magembe property. Therefore, upon execution of this Agreement, Douglas Lake and Canaco will enter into an addendum to the option agreement dated as of the 2nd day of March, 2007, in the form attached hereto as Schedule C. Further, in the event that Douglas Lake waives the $100,000 payment obligation pursuant to the said addendum in form of Schedule C, this Agreement will continue to be valid and binding and the Effective Date will be the date described in paragraph 6.1(2) regardless of when the conditions described therein are met.

Section 7 - Operations during the Option Period

7.1        Operator's Rights

            Subject to the other terms of this Agreement, during the Option Period, the Operator shall have the following rights:

(a)        the sole and exclusive right to enter upon the Property to carry on exploration and related operations thereon;

(b)        the right to remove from the Property such reasonable amounts of ore and mineralized material as the Operator may deem necessary for the purposes of making assays and tests;

(c)        the right to erect buildings and other improvements and install such machinery and equipment on the Property as the Operator deems advisable or necessary in connection with the activities contemplated by this Section 7.1;

(d)        the right of access to all of Douglas Lake's data and information concerning the Property including mining records and drill cores;

(e)        be allowed to review and copy data relevant to the Property in Douglas Lake's possession; provided that the confidentiality provisions of Section 9 shall apply with respect to such data; and

(f)        acquire any Prospector's Mining License granting rights to third parties with respect to the Property. All costs and fees connected to the acquisition of such Prospector's Mining License shall be considered an Expenditure.

7.2        Duties of the Operator

            Subject to the other terms of this Agreement, during the Option Period, the Operator shall be responsible for the following duties and shall:

(a)        cause to be done all things that may be required to keep the Property in good standing under the laws of the country of Tanzania;

(b)        conduct all exploration and other operations in, on and under the Property in a good and workmanlike manner in accordance with good mining and engineering practices and in compliance with all applicable laws, regulations and orders;

(c)        in the event it does not exercise the Option, leave the Property in a safe condition with all openings safeguarded in accordance with the applicable mining laws and regulations; and

(d)        prepare and submit to Douglas Lake, on or before the 10th business day after Canaco's quarterly reports are released to the public, quarterly progress reports and statements of Expenditures, and an annual report by 10 business days after Canaco's year end financial statements is released to the public, of each calendar year in respect of the preceding calendar year.

7.3        Insurance

(1)        During the Option Period, the Operator shall use its commercially reasonable best efforts to provide, maintain and pay for the following insurance which shall be placed with an insurance company or companies and in a form as may be acceptable to Douglas Lake (acting reasonably):

(a)        comprehensive general liability insurance protecting each of the Parties and their respective employees, agents, contractors, invitees and licencees against damages arising from personal injury (including death) and from claims for property damage which may arise directly or indirectly out of the operations of the Operator under this Agreement; and

(b)        automobile insurance on the Operator's owned and non-owned vehicles, if any, protecting its employees, agents, contractors, invitees and licencees against damages arising from bodily injury (including death) and from claims for property damage arising out of the operations of the Operator under this Agreement.

(2)        Each policy of insurance contemplated in the Section 7.3 shall be in an amount not less than $2,000,000 inclusive of any one occurrence. The policy of insurance referred to in Section 7.3(1)(a) shall:

(a)        include a standard form of cross-liability clause;

(b)        contain a clause waiving the insurer's right of subrogation against Douglas Lake; and

(c)        indicate that the insurer will give Douglas Lake thirty (30) days' prior written notice of cancellation or termination of the coverage.

(3)        the Operator shall provide Douglas Lake with such evidence of insurance as Douglas Lake may, acting reasonably, request.

7.4        Access to Mining Operations

            Douglas Lake may, at its own risk and expense and at reasonable times agreed to by the Operator enter on the Property and examine the Operator's operations; provided, that Douglas Lake is not, in the opinion of the Operator, interfering with such operations.

7.5        Encumbrances

            During the Option Period, Canaco shall not Encumber its beneficial interest in the Property or its rights under this Agreement.

Section 8 - Sale of Interest

8.1        Preemptive Right

            Except as otherwise provided in Section 8.2, if at any time a Party (the "Offeror") desires to sell, assign, or transfer all or any part of its interest in this Agreement and the Property (the "Sale Interest"), then the other Party (each, an "Offeree") shall have a preemptive right to acquire such Sale Interest as follows:

(a)        the Offeror shall promptly notify the Offeree of its intentions. The Notice shall state the price in cash or cash equivalent in the form of marketable securities (the "Purchase Price") and all other pertinent terms and conditions of the intended transfer. The Purchase Price may be stated in whole or in part in the form of publicly marketable securities provided that the Offeror delivers together with its Notice given under this subsection 8.1(a) a certificate signed by a duly qualified and reputable securities analyst certifying as to the cash equivalent value of the publicly marketable securities on the date of such Notice. The Offeror need not have any offer in hand, but if it does, then the Notice shall be accompanied by a copy of the offer or contract for sale. The Offeree shall have fifteen (15) days after the date such Notice is delivered to notify the Offeror whether it elects to acquire the offered Sale Interest at the same Purchase Price and on the same terms and conditions as set forth in the Notice. If such an election is made, then the transfer shall be consummated promptly after Notice of such election is delivered to the Offeror;

(b)        if the Offeree elects not to acquire the offered Sale Interest or fails to so elect within the fifteen (15) day period provided above, the Offeror shall have ninety (90) days following the earlier of (i) the date of expiration of the above mentioned fifteen (15) day period or (ii) the last date when the Offeree elected not to purchase the Sale Interest, to consummate the transfer to a third party at a price at least equal to the Purchase Price and on terms no less favourable to the Offeror than those offered by the Offeror to the Offeree in the Notice required herein; and

(c)        if the Offeror fails to consummate the transfer to a third party within the said ninety (90) day period, then the preemptive right of the Offeree in such offered Sale Interest shall be deemed to be revived. Any subsequent proposal to transfer such Sale Interest shall be conducted in accordance with all the procedures set forth in this Section 8.

8.2        Exceptions to Pre-emptive Right.

            Section 8.1 shall not apply to the following:

(a)        a transfer by the Offeror of all or any part of its interest in this Agreement and the Property to an Affiliate; provided that:

(i)        the transferee remains an Affiliate indefinitely thereafter;

(ii)       the subsequent transfer of Control of such Affiliate, other than to an Affiliate of the original Offeror, whether through the issuance or transfer of shares in the capital of the Affiliate or otherwise (such that it no longer conforms to the definition of an Affiliate) shall be subject to Section 8.1;

(b)        the Affiliate agrees in writing to be bound by the provisions hereof; and

(c)        a transfer to an Affiliate shall not relieve the Offeror of any of its liabilities and obligations arising under this Agreement; or

(d)        a corporate merger, consolidation, amalgamation, or reorganization of the Offeror by which the surviving entity shall be subject to all of the liabilities and obligations of the Offeror hereunder, including an amalgamation or reorganization involving Canaco.

8.3        Prohibition Against Encumbrance

            Douglas Lake shall not be entitled to:

(a)        sell, assign, transfer or otherwise deal with all or any part of its interest in this Agreement or the Property, except as permitted by this Section 8; or

(b)        Encumber its interest in this Agreement or in the Property in any manner whatsoever.

8.4        Novation

            Any permitted assignee of a Party shall, upon such assignment taking place, be deemed to be a Party as though the assignee had been an original signatory to this Agreement. All Parties, including such assignee, shall execute a novation agreement to evidence the assignee's commitments on such terms as the Parties may reasonably agree.

Section 9 - Confidentiality

9.1        Confidentiality

(1)   The parties shall keep confidential all information, documentation, reports, including without limitation all records obtained from each other with respect to the Property or in connection with this Agreement (collectively, "Confidential Information"). Subject to Section 9.2, neither party shall use any Confidential Information for any purposes not related to the Property any joint venture entered into between the parties, or in any way detrimental to the other party. Nothing herein contained shall restrict or prohibit the parties from disclosing the Confidential Information to their respective consultants, agents, bankers, lenders, advisors and solicitors as long as such parties agree to keep such Confidential Information confidential. The Confidential Information referred to in this Section shall not include:

(a)        public information or information in the public domain at the time of receipt by a party or its consultants, agents, advisors and solicitors;

(b)        information which becomes public through no fault or act of a party or its consultants, agents, bankers, lenders, advisors or solicitors;

(c)        information in the possession of a party not provided by the other party or its consultants, agents, bankers, lenders, advisors and solicitors;

(d)        information required to be disclosed by law; or

(e)        information received in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations.

(2)   If the either party is required or requested by legal process to disclose any Confidential Information, such party will provide the other party with prompt notice of such requirement or request so that the other party may seek an appropriate protective order or waive compliance with the provisions of this requirement or both. If either party is compelled to disclose Confidential Information to any court or tribunal or else stand liable for contempt or suffer other censures or penalty, such party may disclose same without liability hereunder provided that it shall give the other party advance written notice of the information to be disclosed and, at the request of the other party, shall seek to obtain assurances that such information will be accorded confidential treatment.

(3)   Douglas Lake and Canaco each agree that prior to making any press release concerning the transactions contemplated herein, each of them shall consult with the other and obtain the other's written approval with respect to such press release, which approval shall not be unreasonably or arbitrarily withheld or delayed, it being acknowledged that it is intended that no press release will be made until after the completion of Closing, unless required by law or any applicable stock exchange.

9.2        Free Utilization

            Notwithstanding the generality of the foregoing, each Party shall be free to utilize information or knowledge obtained pursuant to the Agreement in connection with the conduct by such Party for exploration or mining operations for its own benefit and account or for the benefit and account of any partnership, joint venture or corporation of which it is a partner or member.

Section 10 - force majeure

10.1      Force Majeure

            Neither party shall be liable or deemed to be in default of its obligations hereunder for any delay or failure in performance under this Agreement or other interruption of service resulting, directly or indirectly, from acts of God, acts of governmental, civil or military authority, acts of war, terrorist acts, accidents, natural disasters or catastrophes, power outages, strikes, or other work stoppages or any other causes beyond the reasonable control of the party affected thereby ("Force Majeure"). However, each party shall use its best good faith efforts to perform such obligations to the extent of its ability to do so in the event of any such occurrence or circumstances. If a Force Majeure occurs rendering the performance of an obligation to be performed hereunder reasonably impractical, the date by which such obligation was to be completed shall be extended by the number of days that the obligation has been delayed by reason of the Force Majeure.

Section 11 - Notice

11.1      Manner

            Any notice which may be or is required to be given under the terms of this Agreement shall be in writing and shall be effective:

(a)        when personally delivered upon any Party at the address designated by it for such service;

(b)        on production of a facsimile transmission report by a machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient being notified for the purposes of this clause; or

(c)        five (5) business days after the same shall have been deposited in the mail properly addressed, certified or registered with return receipt requested and postage prepaid, unless at the time of such posting or within five (5) working days thereafter, any strike, labour dispute or similar disruption of mail service shall come into effect, in which event such notice shall not be valid.

11.2      Addresses

            The addresses for such notices shall be as follows:

If to Douglas Lake:	Douglas Lake Minerals Inc. 500 - 602 West Hastings Street Vancouver, British Columbia V6B1P2 Attention: President Facsimile: (604) 899-1240
If to Canaco:	Canaco Resources Inc. 500 - 602 West Hastings Street Vancouver, British Columbia V6B1P2 Attention: Chairman & CEO Facsimile: (604) 899-1240

Any Party may change the addresses for such notice by giving the other Parties notice of such change in accordance with the foregoing.

Section 12 - Interpretation

12.1      Definitions

            In this Agreement unless the context otherwise requires, the following words and terms set forth in this Section 12 shall have the meanings respectively assigned to them:

(1)        Affiliate means any person, partnership, venture, corporation, or other form of enterprise which directly or indirectly Controls, is Controlled by or is under common Control of a Party.

(2)        Agreement means this Kwadijava option agreement and all amendments made hereto in accordance with the provisions hereof.

(3)        Business Day means any day on which banks are open for business in the City of Vancouver, British Columbia, but does not include a Saturday, Sunday or holiday in the Province of British Columbia.

(4)        Confidential Information has the meaning given to it in Section 9.1(1).

(5)        Control means possession directly or indirectly of the power to direct or cause direction of management and policies through ownership of the voting securities, contract voting trust and otherwise.

(6)        Effective Date has the meaning given to it in Section 6.1.

(7)        Encumbrance means any claim, restriction, charge, mortgage, security interest, lien, option, right of pre-emption or first refusal, equity, power of sale, hypothecation, servitude or other third party right, and "Encumber" and "Encumbered" shall be construed accordingly.

(8)        Environmental Claims means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law, including, without limitation:

(a)        any and all claims by governmental or regulatory authorities for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

(b)        any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from hazardous materials, including any release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment.

(9)        Environmental Law means all requirements of the common law or of environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, approvals, notices, licenses, permits or directives of any federal, territorial, provincial, state or local judicial, regulatory or administrative agency, board or governmental authority including, but not limited to those relating to:

(a)        noise;

(b)        pollution or protection of the air, surface water, ground water or land;

(c)        solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation;

(d)        exposure to hazardous or toxic substances; or

(e)        the closure, decommissioning, dismantling or abandonment of any facilities, mines or workings and the reclamation or restoration of any lands.

(10)      Expenditures means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration and development of the Property, including, an overhead charge in favour of the Operator equal to 15% of all Expenditures. For the purposes of the foregoing, Expenditures shall include, without limiting the generality of the foregoing: insurance premiums, moneys expended in maintaining properties in good standing, moneys expended in doing and filing assessment work, expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, diamond drilling and drifting, raising and other underground work, assaying and metallurgical testing and engineering, environmental studies, data preparation and analysis, submissions to government agencies with respect to production permits, in paying the fees and travelling expenses of all outside Persons engaged in work with respect to and for the benefit of the Property.

(11)      Force Majeure has the meaning given to it in Section 10.1.

(12)      Initial PL has the meaning given to in Recital A.

(13)      Joint Venture means the joint venture to be formed between Canaco and Douglas Lake pursuant to the Joint Venture Agreement.

(14)      Joint Venture Agreement means the agreement to be entered into by Douglas Lake and Canaco in the event that the Option is exercised, in the form set out in Schedule B annexed hereto.

(15)      Mining Operations means all activities carried out in, on or under or in connection with the Property related to or necessary for the development and construction of a mine(s) thereon, the mining, extraction, treatment, storage and processing of minerals located therein, thereon or thereunder and the acquisition or construction of any improvements, personal property, fixtures or equipment reasonably necessary therefor.

(16)      Notice means any notice, approval, demand, direction, consent, designation, request, document, instrument, certificate or other communication required or permitted to be given under this Agreement.

(17)      Operator has the meaning given to it in Section 2.10:

(18)      Option has the meaning given to it in Section 2.1.

(19)      Option Period means that period of time commencing on the Effective Date and terminating on the earlier of the date upon which:

(a)        the entire Option is exercised; and

(b)        the Option held by Canaco is terminated by the provisions of Section 2.5.

(20)      Party means Douglas Lake or Canaco, as applicable, and its successors and permitted assigns.

(21)      Person includes a natural person, firm, corporation, company, association, partnership, joint venture, unincorporated syndicate, unincorporated organization, trust, trustee, executive, administrator or other legal representative, governmental instrumentality or any group or combination thereof.

(22)      Property includes the Initial PL, the Reacquired PLs and the area legally described in Schedule A hereto.

(23)      Prospector's Mining License means a license validly issued under the [insert the name of relevant mining statute] bestowing limited rights to one or more local miners to extract minerals from a property comprising part of the Portfolio at the applicable time.

(24)      Reacquired PLs has the meaning given to in Recital B.

(25)      Strategic Alliance Agreement means the amended and restated strategic alliance agreement made as of August 25, 2006, between Canaco and Douglas Lake, as amended and restated from time to time.

(26)      Strategic Alliance Expenditure means "Expenditure" as defined in the Strategic Alliance Agreement.

(27)      Technical Committee means the committee established under Section 4.

12.2      Other Definitions

            Any words or expressions defined otherwise in this Agreement including the Schedules shall have the meanings respectively assigned to them notwithstanding that such definition does not appear in this Section 12. When used in the Schedules annexed hereto, terms defined in this Agreement shall have the same meaning unless the Schedules expressly otherwise define such terms. In case of any other inconsistency between the terms of this Agreement and the Schedules annexed hereto, the terms of this Agreement shall prevail.

12.3      Table of Contents

            The Table of Contents to this Agreement, Sections, Sub-sections and Headings contained herein are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement. "Section", "Sub-section", or "Schedule" means and refers respectively to the specified Section, Sub-section or Schedule of this Agreement. "Hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Section or Sub-section.

12.4      Recitals

            The recitals to this Agreement shall form a part of and are an integral part of this Agreement.

12.5      Gender and Number

            Words importing the singular include the plural and vice versa. Words importing gender include all genders.

12.6      Entire Agreement

            This Agreement including all Schedules together with the agreements and documents to be delivered pursuant hereto are the full expression of the Parties' intentions and rights and the entire agreement between them pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions whether oral or written of the Parties. There are no representations, warranties or other agreements between the Parties in connection with the subject matter hereof. No amendment or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any other provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.7      Currency

            Unless otherwise indicated all dollar amounts referred to in this Agreement are in U.S. funds.

12.8      Law

            This Agreement shall be interpreted and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract except to the extent that any Property or asset affected by this Agreement is subject to the laws of the jurisdiction where such Property are situate in which case the laws of that local jurisdiction shall govern to the extent necessary to complete the transaction.

12.9      Enurement

            This Agreement shall enure to the benefit of and be binding on the successors and permitted assigns of the Parties.

12.10    Further Assurances

            Each Party shall execute such deeds, documents and give such further assurances as are necessary or appropriate in connection with its obligations under this Agreement.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the 29th day of June, 2007.

DOUGLAS LAKE MINERALS INC.
Per:	"Harpreet Singh Sangha"
Authorized Signature

I have authority to bind the corporation.

CANACO RESOURCES INC.
Per:	"Andrew Lee Smith"
Authorized Signature

I have authority to bind the corporation.

Schedule A - Property

A - 1

Schedule B - Form of Joint Venture Agreement

(See attached)

B - 1

Schedule C - Addendum to (Magembe) Option Agreement

ADDENDUM NO. 1 TO (MAGEMBE) OPTION AGREEMENT

THIS Addendum No. 1 to Option Agreement (this "Addendum") is made as of the 29th day of June, 2007, between Douglas Lake Minerals Inc. ("Douglas Lake") and Canaco Resources Inc. ("Canaco").

WHEREAS:

  The parties entered into that option agreement made as of the 2nd day of March, 2007 (the "Agreement"), regarding Douglas Lake's interest in prospecting license no. PL 3920/2006, colloquially known as Magembe property.

  The parties entered into a Kwadijava option agreement (the "Kwadijava Option Agreement") made as of June 29, 2007, whereby Canaco has agreed to acquire up to 70% of Douglas Lake's interest in the Reacquired PLs (as that term is defined in the Kwadijava Option Agreement).

  The parties entered into a Negero option agreement (the "Negero Option Agreement") made as of June 29, 2007, whereby Canaco has agreed to acquire up to 70% of Douglas Lake's interest in the Reacquired PLs (as that term is defined in the Negero Option Agreement).

  Douglas Lake desires to waive the requirement of Canaco to make a cash payment under the Agreement if Douglas Lake does not own the said Reacquired PLs by March 31, 2008.

NOW THEREFORE, in consideration of the mutual promises set forth below, the parties hereto agree as follows:

1.        Definitions. Capitalized terms not defined herein shall have the meaning defined in the Agreement.

2.        Waiver of Payment. Subject to the condition precedent set out in provision 3 below, Douglas Lake hereby agrees to waive the requirement of Canaco to pay Douglas Lake the sum of $100,000 pursuant paragraph 2.2(b) of the Agreement.

3.        Condition Precedent. The waiver in provision 2 of this Addendum is conditional upon and comes into effect if Douglas Lake does not own title to the Reacquired PLs (as that term is defined in the Kwadijava Option Agreement) and Reacquired PLs (as that term is defined in the Negero Option Agreement) by March 31, 2008.

4.        Continuing Effect. The Agreement shall remain in full force and effect and unamended in all respects except as amended by this Addendum and this Addendum and the Agreement shall hereafter be read as one agreement. All other terms and conditions of the Agreement shall remain in full force and effect.

5.        Recitals. The recitals to this Addendum shall form a part of and are an integral part of this Addendum.

6.        Cross References. Unless otherwise stated, all references in this Agreement to a designated "section", "subsection", "provision" or other subdivision is to the designated section, subsection, provision or other subdivision of this Agreement.

B - 1

7.        Enurement. This Addendum shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors, and permitted assigns.

8.        Conflict. In the event of a conflict between the Agreement and this Addendum, the terms and conditions of this Addendum shall govern.

9.        Execution in Counterparts. This Addendum may be executed by the parties hereto in as many counterparts as may be necessary, and each such agreement so executed shall be deemed to be an original and, provided that all of the parties have executed a counterpart, such counterparts together shall constitute a valid and binding agreement, and notwithstanding the date of execution shall be deemed to bear the date as set forth above. Such executed copy may be transmitted by telecopied facsimile or other electronic method of transmission, and the reproduction of signatures by facsimile or other electronic method of transmission will be treated as binding as if originals.

IN WITNESS WHEREOF the parties hereto have entered into this Agreement as of the date hereinbefore set out.
DOUGLAS LAKE MINERALS INC. per: "Harpreet Singh Sangha" Harpreet S. Sangha, Director	CANACO RESOURCES INC. per: "Andrew Lee Smith" Andrew Lee Smith, Director

B - 2